Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form S-1 of our report dated February 11, 2005, except for Note 15 — Subsequent Events, as to which the date is March 24, 2005, relating to the financial statements, which appears in Las Vegas Sands Corp.’s Annual Report on Form 10-K for the year ended December 31, 2004. We also consent to the incorporation by reference in this Registration Statement as Form S-1 of our report dated February 11, 2005 relating to the financial statement schedule, which appears in such Annual Report on Form 10-K. We also consent to the reference to us under the heading “Experts” in such Registration Statement.
/s/ PricewaterhouseCoopers LLP
Las Vegas, Nevada
February 14, 2006